ADC’s Board Authorizes Share Buyback of Up to $150 Million

MINNEAPOLIS — August 13, 2008— ADC (NASDAQ: ADCT, www.adc.com) today announced that the company’s board of directors has authorized a share repurchase program for up to $150 million. The program provides that stock repurchases may commence beginning in September 2008 and may continue until the earlier of the completion of $150 million in share repurchases or July 31, 2009. Any stock repurchases will be made from cash on hand and may be made from time to time in open market transactions or through privately negotiated transactions. To effect repurchases, ADC also may use accelerated share repurchase programs, arrangements using caps and collars, or other programs and arrangements as business and market conditions warrant. Any repurchased shares will be added to ADC’s authorized but unissued shares. The final number of shares that the company repurchases, along with the timing of any share repurchases, will depend on prevailing market conditions. As of August 11, 2008, the company had approximately 117,720,000 shares of common stock outstanding.

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

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